As filed with the Securities and Exchange Commission on March 28, 2017
Registration No. 333-216496
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-effective Amendment No. 1 to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Western Asset Mortgage Capital Corporation
(Exact name of registrant as specified in its charter)

Delaware	27-0298092
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Western Asset Mortgage Capital Corporation
385 East Colorado Boulevard
Pasadena, California 91101
(626) 844-9400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles A. Ruys de Perez
c/o Western Asset Management Company
385 East Colorado Boulevard
Pasadena, California 91101
(626) 844-9400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David J. Goldschmidt, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Tel (212) 735-3574
Fax (917) 777-3574
Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement as determined by the registrant.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated file, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered/ Proposed maximum offering price per unit/ Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, par value $0.01 per share	(1)
Preferred Stock, par value $0.01 per share	(1)
Depositary Shares	(1)
Debt Securities	(1)
Warrants	(1)
Purchase Contracts	(1)
Purchase Units	(1)
Total	$400,000,000	$23,803.55(2)(3)(4)

(1)
Except as otherwise noted herein, the amount to be registered and the proposed maximum aggregate offering price per unit are not specified as to each class of securities to be registered pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933 as amended, or the Securities Act. The aggregate maximum offering price of all securities issued by Western Asset Mortgage Capital Corporation (the “Registrant”) pursuant to this Registration Statement shall not have a maximum aggregate offering price that exceeds $400,000,000 in U.S. dollars. The amount also includes such indeterminate principal amount, liquidation amount or number of identified classes of securities as may be issued upon conversion or exchange of debt securities, preferred stock or warrants that provide for conversion or exchange into other securities. No separate consideration will be received for shares of common stock that are issued upon exchange or conversion of debt securities, preferred stock or warrants.

(2)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act. Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying .0001159 and the proposed maximum aggregate offering price.

(3)
Pursuant to Rule 415(a)(6) under the Securities Act, $194,620,000 of the securities registered hereunder are unsold shares of our preferred stock and shares of our common stock (the “Unsold Securities”) previously registered on Registration Statement No. 333-194775 filed March 25, 2014 and declared effective on April 3, 2014 (the “Prior Registration Statement”). Pursuant to Rule 415(a)(6) under the Securities Act, the $22,556.45 filing fee previously paid in connection with such unsold securities will continue to be applied to such unsold securities. The amount of the registration fee in the “Calculation of Registration Fee” table relates to the additional $205,380,000 of securities being registered hereunder. As a result, a filing fee of $23,803.55 is being paid herewith. Pursuant to Rule 415(a)(6) under the Securities Act, the offering of unsold securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

(4)	Previously paid.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.
The Registrant has an existing “shelf” Registration Statement, that went effective on April 3, 2014 and which expires on April 3, 2017, pursuant to SEC rules (the “Previous Registration Statement”). Accordingly, the Registrant is filing this new shelf Registration Statement for the purpose of continuing to provide the Registrant with the ability to sell securities from time to time covered by this Registration Statement. The Registrant has included in this Registration Statement the Unsold Securities registered pursuant to the Prior Registration Statement. In accordance with SEC rules, the Registrant may continue to offer and sell the Unsold Securities during the grace period afforded by Rule 415(a)(5). If the Registrant sells any Unsold Securities during the grace period, the Registrant will identify in a pre-effective amendment to this Registration Statement the new amount of Unsold Securities to be carried forward to this Registration Statement in reliance upon Rule 415(a)(6).

Explanatory Note
This Pre-effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-216496) of Western Asset Mortgage Capital Corporation is being filed solely for the purpose of updating the Exhibit Index. No changes or additions are being made hereby to the preliminary prospectus which forms part of the Registration Statement or to Items 14, 15 or 17 of Part II of the Registration Statement. Accordingly, the preliminary prospectus and Items 14, 15 and 17 of Part II of the Registration Statement have been omitted from this filing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
1.1**	Form of Underwriting Agreement by and among Western Asset Mortgage Capital Corporation and the underwriters named therein.

3.1*
Amended and restated certificate of incorporation of Western Asset Mortgage Capital Corporation, incorporated by reference to Exhibit 3.1 to Amendment No. 10 Form S-11 (Registration Statement No. 333-159962), filed May 8, 2012.

3.2*
Amendment to the Amended and restated certificate of incorporation of Western Asset Mortgage Capital Corporation, dated June 3, 2016, incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K, filed March 6, 2017.

3.3*
Amended and restated bylaws of Western Asset Mortgage Capital Corporation, incorporated by reference to Exhibit 3.2 to Amendment No. 10 Form S-11 (Registration Statement No. 333-159962), filed May 8, 2012.

4.1*
Specimen Common Stock Certificate of Western Asset Mortgage Capital Corporation, incorporated by reference to Exhibit 4.1 to Amendment No. 10 Form S-11 (Registration Statement No. 333-159962), filed May 8, 2012.

4.2***	Form of Indenture for debt securities between the registrant and the trustee to be named therein.

4.3**	Articles Supplementary with respect to any preferred stock issued hereunder.

4.4**	Form of Preferred Stock Certificate.

4.5**	Form of Warrant Agreement.

4.6**	Form of Warrant Certificate.

4.7**	Form of Deposit Agreement.

4.8**	Form of Depositary Receipt.

4.9**	Form of Purchase Contract.

4.10**	Form of Purchase Unit.

5.1***	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (including consent of such firm).

8.1***	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (including consent of such firm).

12.1***	Statement of computation of ratios of earnings to combined fixed charges and preferred stock dividends.

23.1***	Consent of PricewaterhouseCoopers LLP.
23.3***	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

23.4***	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1).

24.1***	Power of Attorney.

25.1****	Statement of Eligibility on Form T-1 of the Trustee under the Indenture pursuant to the Trust Indenture Act of 1939, as amended.

*	Previously filed.

**	To be filed by amendment to the Registration Statement or incorporated by reference from documents filed or to be filed with the SEC under the Securities Exchange Act of 1934, as amended.

***
Incorporated herein by reference to the exhibit of the same number in Western Asset Mortgage Capital Corporation’s Registration Statement on Form S-3 (Reg. No. 333-216496), filed with the Commission on March 7, 2017.

****	To be incorporated herein by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pasadena, State of California, on March 28, 2017.

Western Asset Mortgage Capital Corporation

By:	/s/ JENNIFER W. MURPHY
	Name:	Jennifer W. Murphy
	Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints one or both of Charles A. Ruys de Perez and Adam C.E. Wright as his or her attorney-in-fact, for him or her in any and all capacities, to sign any amendments to this registration statement, including post-effective amendments and any registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each attorney-in-fact, or his or her substitute, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JENNIFER W. MURPHY Jennifer W. Murphy	President, Chief Executive Officer and Director (Principal Executive Officer)	March 28, 2017
/s/ LISA MEYER Lisa Meyer	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 28, 2017
* James W. Hirschmann III	Chairman of the Board	March 28, 2017
* Edward D. Fox	Director	March 28, 2017
* M. Christian Mitchell	Director	March 28, 2017
* Richard W. Roll	Director	March 28, 2017
* Ranjit M. Kripalani	Director	March 28, 2017

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